Exhibit 99.1

For more information, contact:
Thomas F. Rose
Chief Financial Officer

Wendy Crites Wacker, APR
Corporate Communications
Phone (386) 418-8888

Susan A. Noonan
The SAN Group, LLC
Phone (212) 966-3650

REGENERATION TECHNOLOGIES ANNOUNCES 2005 FIRST QUARTER RESULTS

Company Will Hold Conference Call at 9:00 a.m. ET

ALACHUA, Fla. (May 10, 2005) – Regeneration Technologies, Inc. (RTI) (Nasdaq: RTIX), the Florida-based processor of orthopedic, cardiovascular and other allograft implants, announced today that the company’s net revenue was $15.0 million for the first quarter of 2005, compared to $23.6 million for the first quarter 2004.

For the first quarter ended March 31, 2005, the company reported net loss of $1.3 million and net loss per diluted share of $0.05, compared to net income of $1.4 million and net income per diluted share of $0.05.

“Our first quarter results were impacted by order delays which we believe were largely due to our strategic alternatives review, as we indicated in our 2004 Form 10K,” said Brian K. Hutchison, RTI’s chairman, president and CEO. “While we expected decreased orders due to the uncertainty of our process, the decreases were more significant than we anticipated. However, the process has validated our long-term growth strategies, and thus we remain committed and optimistic for the balance of 2005 and beyond.”

Review of Strategic Alternatives

For the past several weeks, RTI has performed a thorough review of various strategic alternatives to enhance shareholder value. The board of directors of RTI has determined that at this time, the best strategic alternative for its shareholders, employees and customers is to remain an independent company; however, the company will continue consideration of new strategic alliances, or additional or alternative distribution models for both allograft and xenograft products.

“We have worked with great diligence to reach this conclusion,” Hutchison said. “It is our fiduciary responsibility to seriously consider any opportunity that will enhance shareholder value, and we think remaining independent is the right direction for our company at this time.”

Conference Call

RTI will hold a live conference call and simultaneous audio web cast on Tuesday, May 10, 2005 at 9:00 a.m. ET to discuss first quarter results. The conference call can be accessed by dialing 888-455-9655, passcode RTIXQ ONE. The web cast can be accessed through the investor section of RTI’s web site at www.rtix.com. A telephone replay of the call will be available through June 7, 2005 and can be accessed by calling 866-490-1799; the replay will also be available at www.rtix.com.

About Regeneration Technologies, Inc.

RTI processes allograft tissue into shaped implants for use in orthopedic, cardiovascular and other surgeries with a commitment to science, safety and innovation. By processing allograft tissue into forms that can be used in many types of surgical procedures, RTI enables patients to benefit from the gift of donated tissues.

RTI also holds the patents on BioCleanse®, the only proven tissue sterilization process validated to eliminate viruses, bacteria, fungi and spores from tissue without impacting the structural or biomechanical integrity of the allograft. The company has distributed more than 500,000 implants sterilized with the BioCleanse process with zero incidence of infection. RTI is accredited by the American Association of Tissue Banks and was named a 2004 Technology Pioneer by the World Economic Forum.

Except for historical information, any statements made in this press release about the company’s anticipated financial results, future operational results, regulatory approvals or changes to the company’s agreements with its distributors are forward-looking statements subject to risks and uncertainties, such as those described in the company’s public filings on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s web site at www.rtix.com or the SEC’s web site at www.sec.gov.

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REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended March 31,
	2005	2004
Net Revenues:
Fees from tissue distribution	$14,086	$23,082
Other revenues	884	562

Total net revenues	14,970	23,644
Costs of processing and distribution	10,347	14,943

Gross profit	4,623	8,701

Operating Expenses	6,659	6,419

Operating (loss) income	(2,036)	2,282
Net interest expense	(173)	(250)

(Loss) income before income tax benefit (expense)	(2,209)	2,032
Income tax benefit (expense)	959	(651)

Net (loss) income	$(1,250)	$1,381

Net (loss) income per common share - basic	$(0.05)	$0.05

Net (loss) income per common share - diluted	$(0.05)	$0.05

Weighted average shares outstanding - basic	26,732,603	26,539,620

Weighted average shares outstanding - diluted	26,732,603	27,092,144

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Net Revenues

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2005	2004
Fees from tissue distribution:
Spinal	$8,038	$15,871
Sports medicine	2,243	2,781
Cardiovascular	2,188	1,527
General orthopedic	1,617	2,903
Other non-tissue	884	562

Total	$14,970	$23,644

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2005	December 31, 2004

Assets
Current Assets:
Cash and cash equivalents	$5,507	$11,484
Accounts receivable - net	8,022	9,544
Inventories	43,246	40,431
Other current assets	8,392	7,655

Total current assets	65,167	69,114
Property, plant and equipment - net	45,322	44,424
Other assets	12,828	11,192

	$123,317	$124,730

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$9,598	$7,797
Other current liabilities	5,618	7,125

Total current liabilities	15,216	14,922
Other liabilities	9,268	10,206

Total liabilities	24,484	25,128

Total stockholders’ equity	98,833	99,602

	$123,317	$124,730

REGENERATION TECHNOLOGIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net (loss) income	$(1,250)	$1,381
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization expense	1,106	1,100
Change in working capital	(2,852)	(861)
Other	(1,047)	(101)

Net cash (used in) provided by operating activities	(4,043)	1,519

Cash flows from investing activities:
Purchases of property, plant and equipment	(180)	(476)
Purchase of intellectual property	(1,600)	—

Net cash used in investing activities	(1,780)	(476)

Cash flows from financing activities:
Payment made to terminate swap agreement	—	(1,613)
Payments on capital lease and note obligations	(618)	(324)
Payment on note payable	—	(12,068)
Proceeds from issuance of term loan	—	9,000
Decrease in restricted deposits	—	14,757
Other	464	33

Net cash (used in) provided by financing activities	(154)	9,785

Net (decrease) increase in cash and cash equivalents	(5,977)	10,828
Cash and cash equivalents, beginning of period	11,484	10,051

Cash and cash equivalents, end of period	$5,507	$20,879